Exhibit 10.25

Retention and Success Bonus Agreement

1. Purpose. This Retention and Success Bonus Agreement (“Agreement”) is made and entered into on May 11, 2021 by and between Arhaus, LLC (“Company”), and Dawn K. Phillipson (“Phillipson”) for the purpose of setting forth the requirements for Phillipson to receive additional compensation (the “Retention Bonus”) as an incentive to continue employment with the Company through October 29, 2021, and to successfully complete and consummate either: a) a Change of Control Transaction as defined in the Third Amended and Restated Limited Liability Company Agreement for Arhaus (“LLC Agreement”) or b) a Qualified Initial Public Offering (“Qualified IPO”) as defined in the LLC Agreement.

2. Requirements for Receiving Retention Bonus. If Phillipson remains employed by the Company as of October 29, 2021 and either: a) a Change of Control Transaction, or b) a Qualified IPO has been successfully completed and consummated by that date, then Phillipson will receive, and the Company shall pay to Phillipson, One Million Dollars ($1,000,000.00) net, after any deductions as referenced in Section 4 below, on October 30, 2021.

If Phillipson’s employment is terminated by the Company prior to October 29, 2021 without Cause, Phillipson will be entitled to the entire Retention Bonus. If however, Phillipson’s employment is terminated for Cause (violation of Company policy, dishonesty/impropriety, theft) prior to October 29, 2021, she will forfeit the entire Retention Bonus and the Company shall not be required to pay Phillipson the Retention Bonus or any other additional compensation or bonus upon her termination from employment with the Company.

If Phillipson remains employed by the Company as of October 29, 2021 but neither a Change of Control Transaction nor a Qualified IPO has been completed and consummated, then Phillipson will forfeit the entire Retention Bonus and the Company shall not be required to pay Phillipson the Retention Bonus.

3. Confidentiality. Phillipson agrees to that he is required to keep confidential, and may not discuss with anyone (other than his spouse/partner, or as may be required by law or any court order, provided they also keep confidential) the fact that she has been offered a Retention Bonus or any provisions of this Agreement, unless Phillipson receives prior written consent from the Company. If Phillipson violates this confidentiality requirement, Phillipson will not receive the Retention Bonus and may be subject to additional action by the Company.

4. Offset of Amounts Owed; Withholding. The Company shall be entitled to deduct or withhold from any Retention Bonus payment made to Phillipson any amounts owed for any federal, state, or local taxes imposed with respect to Phillipson’s compensation or other payments from the Company or any of its affiliates.

5. No Change in Legal Employment Status. This Agreement and the Retention Bonus are not a contract or guarantee of employment with the Company and they are not intended to change in any way Phillipson’s status as an at-will employee subject to all applicable terms and conditions of Phillipson’s employment.

6. No Right to Assign. This agreement shall not be assigned by Phillipson.

7. Successors. This Agreement is binding on the Company and any direct corporate successor to the Company or its business, and on Phillipson’s estate and/or personal representative or guardian.

8. Governing Law. This Agreement shall be governed by, and interpreted under, Ohio law.

9. Entire Agreement. Except as otherwise specifically referenced herein, this Agreement is the entire agreement between Phillipson and the Company concerning the terms of the Retention Bonus for continuing employment with the Company, and it supersedes any other agreement or statement made to Phillipson in this regard.

/s/ Dawn K. Phillipson	/s/ John P. Reed
Dawn K. Phillipson	Arhaus, LLC By: John P. Reed